Exhibit 10.19

[•], 2026

[•]

Via Email

Dear [•],

[We are very pleased to formalize our offer for you to join Madison Air as [•]. As you know, our mission is making the world Safer, Healthier & More Productive through our industry leading line of indoor air quality solutions, serving a diverse portfolio of global end markets.

In addition to the comprehensive offer Madison Air has provided to you,]1 [In addition to the comprehensive compensation and benefits Madison Air already provides to you, and in connection with your continued employment,]2 should we decide to end your employment with Madison Air without cause, we will provide you with 12-months’ severance consisting of continued payment of your then-current annualized base pay. The severance will be subject to your acceptance of Madison Air’s then current separation agreement containing a general release of claims and restrictive covenants agreement. The severance will be paid to you in bi-weekly installments, the same as your payroll while employed.

Of course, this 12-month severance commitment would not apply in the event that your employment is terminated for cause or if you die or resign for any reason.

[[•], with the formalities covered, let me reiterate how excited we are at the prospect of having you join our team. We are delighted to have you come join us in building something truly remarkable that will long outlast us.]3 [[•], we are delighted to have you with us building something truly remarkable that will long outlast us.]4

Sincerely,

/s/ Jeff Krautkramer

Jeff Krautkramer

CHRO

Madison Air

1 Note to Draft: Only for use with new hires.

2 Note to Draft: For use with individuals who are already employed.

3 Note to Draft: Only for use with new hires.

4 Note to Draft: For use with individuals who are already employed.